EXHIBIT 99.2
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     On August 4, 2006, Vocus, Inc. (the Company), completed its acquisition of PRWeb International, Inc. (PRWeb). Pursuant to the terms of the Asset Purchase Agreement, the Company assumed certain liabilities and acquired certain assets, including PRWeb’s proprietary online distribution network and other technology. The Company paid aggregate consideration of approximately $28 million consisting of $20.9 million in cash and 494,543 shares of Vocus, Inc. common stock. The acquisition is accounted for under the purchase method of accounting.
     The unaudited pro forma condensed balance sheet as of June 30, 2006 gives effect to the PRWeb acquisition as if had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 give effect to the PRWeb acquisition as if it had occurred on January 1, 2005. The unaudited pro forma financial information is based upon currently available information and assumptions and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to fairly present the pro forma information. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of January 1, 2005. The pro forma financial information should be read in connection with the financial statements of PRWeb included as Exhibit 99.1 in this Current Report on Form 8-K/A, our consolidated financial statements included in our annual report filed on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended June 30, 2006 and the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2006
(Dollars in Thousands)

			Pro Forma		Pro Forma
	Vocus, Inc.	PRWeb	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$40,167	$68	$(21,257	) (A) (B)	$18,978
Short-term investments	4,526	—	—		4,526
Accounts receivable, net	6,281	50	(50	) (B)	6,281
Prepaid royalty fees and other current assets	1,114	22	(22	) (B)	1,114

Total current assets	52,088	140	(21,329)		30,899
Property and equipment, net	3,910	341	(35	) (B)	4,216
Intangible assets, net	1,890	—	11,140	(C)	13,030
Goodwill	—	—	16,989	(D)	16,989
Other assets	545	—	—		545

Total assets	$58,433	$481	$6,765		$65,679

LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	3,583	183	(107	) (B)	3,659
Current portion of notes payable and capital lease obligations	720	—	—		720
Current portion of deferred revenue	21,436	9	—		21,445

Total current liabilities	25,739	192	(107)		25,824
Notes payable and capital lease obligations, net of current portion	556	—	—		556
Other liabilities	100	—	—		100
Deferred revenue, net of current portion	519	—	—		519

Total liabilities	26,914	192	(107)		26,999
Redeemable common stock	192	—	—		192
Stockholders’ equity	31,327	289	6,872	(E) (K)	38,488

Total liabilities, redeemable stock and stockholders’ equity	$58,433	$481	$6,765		$65,679

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2006
(Dollars in Thousands)

			Pro Forma		Pro Forma
	Vocus, Inc.	PRWeb	Adjustments		Combined
Revenues	$17,451	$3,051	$—		$20,502
Cost of revenues	3,912	669	(31	) (G) (H)	4,550

Gross profit	13,539	2,382	31		15,952
Operating expenses:
Sales and marketing	8,494	564	—		9,058
Research and development	1,425	157	—		1,582
General and administrative	4,353	623	(5	) (I)	4,971
Amortization of intangible assets	451	—	1,030	(H)	1,481

Total operating expenses	14,723	1,344	1,025		17,092

Income (loss) from operations	(1,184)	1,038	(994)		(1,140)
Interest and other income	1,008	1	(471	) (J)	538
Interest expense	(41)	—	—		(41)

Total other income (expense)	967	1	(471)		497

Income (loss) before benefit for income taxes	(217)	1,039	(1,465)		(643)
Benefit for income taxes	33	—	3,007	(F)	3,040

Net income (loss) attributable to common stockholders	$(184)	$1,039	$1,542		$2,397

Net income (loss) attributable to common stockholders per share:
Basic	$(0.01)				$0.15
Diluted	$(0.01)				$0.14
Weighted average shares outstanding used in computing per share amounts:
Basic	15,024,954		494,543	(E)	15,519,497
Diluted	15,024,954		1,527,445	(L)	16,552,399

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2005
(Dollars in Thousands)

			Pro Forma		Pro Forma
	Vocus, Inc.	PRWeb	Adjustments		Combined
Revenues	$28,062	$3,911	$—		$31,973
Cost of revenues	7,936	734	53	(G) (H)	8,723

Gross profit	20,126	3,177	(53)		23,250
Operating expenses:
Sales and marketing	14,837	584	—		15,421
Research and development	2,515	237	—		2,752
General and administrative	6,051	827	(1	) (I)	6,877
Amortization of intangible assets	1,605	—	2,118	(H)	3,723

Total operating expenses	25,008	1,648	2,117		28,773

Income (loss) from operations	(4,882)	1,529	(2,170)		(5,523)
Interest and other income	177	4	(65	) (J)	116
Interest expense	(359)	—	(1,609	) (J)	(1,968)

Total other income (expense)	(182)	4	(1,674)		(1,852)

Income (loss) before provision for income taxes	(5,064)	1,533	(3,844)		(7,375)
Provision for income taxes	—	—	453	(F)	453

Net income (loss)	(5,064)	1,533	(4,297)		(7,828)
Accretion on preferred stock	(1,900)	—	—		(1,900)

Net income (loss) attributable to common stockholders	$(6,964)	$1,533	$(4,297)		$(9,728)

Net loss attributable to common stockholders per share:
Basic and diluted	$(1.43)				$(1.81)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	4,867,710		494,543	(E)	5,362,253

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Pro Forma Presentation
     The Unaudited Pro Forma Condensed Combined Financial Statements and notes give effect to the combination of Vocus, Inc. (Vocus) and PRWeb, International, Inc. (PRWeb). The acquisition was accounted for as a purchase business combination.
     The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if had occurred on June 30, 2006. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 are presented as if the PRWeb acquisition had occurred on January 1, 2005.
     The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Vocus and PRWeb after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the consolidated financial statements and accompanying notes included in our annual report filed on Form 10-K for the year ended December 31, 2005, our quarterly report on Form 10-Q for the quarter ended June 30, 2006, and the financial statements of PRWeb included as Exhibit 99.1 in this Current Report on Form 8-K/A.
2. Purchase Price Allocation
     The purchase consideration consisted of the following (dollars in thousands):

Value of 494,543 shares of common stock based upon $14.57 per share, the average closing price two days before and after August 4, 2006, the date on which the transaction was consummated	$7,205
Cash consideration	20,891
Transaction costs	298

Total purchase consideration	$28,394

The purchase price is allocated to the PRWeb tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible assets acquired is recorded as goodwill. The purchase price is allocated on a preliminary basis as follows (dollars in thousands):

		Estimated
	Estimated Useful Life	Fair Value
Trade name	7 years	$3,946
Covenants not-to-compete	5 years	3,913
Customer relationships	5 years	3,041
Purchased technology	2 years	240
Property and equipment	3–5 years	341
Assumed liabilities		(76)
Goodwill		16,989

Total purchase price		$28,394

3. Pro Forma Adjustments
     The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:
(A)	To reflect the cash portion of the purchase price of $20,891,000 and acquisition transaction costs of $298,000.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)
(B)	To eliminate PRWeb net assets not acquired.

(C)	To reflect the fair value of identifiable intangible assets acquired.

(D)	To reflect the goodwill resulting from the acquisition.

(E)	To reflect the shares of Vocus stock issued in connection with the acquisition.

(F)	To record an income tax provision for the impact of the acquisition. The pro forma adjustment for income taxes for the six months ended June 30, 2006 reflects the estimated pro forma annual effective tax rate for the full year 2006.

(G)	To eliminate software license fees paid to a related party of PRWeb that does not represent an obligation of the combined company.

(H)	To reflect incremental amortization expense related to the identifiable intangible assets acquired.

(I)	To eliminate depreciation expense related to property and equipment not acquired.

(J)	To eliminate interest income related to the cash and short-term investments utilized to fund the cash purchase consideration and to record incremental interest expense related to borrowings that would have been required had the acquisition occurred on January 1, 2005.

(K)	To eliminate the historical stockholders’ equity of PRWeb.

(L)	The pro forma basic net income (loss) attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the basic weighted average number of common shares outstanding for the period. The basic weighted average number of common shares outstanding assumes that the 494,543 shares of Vocus common stock issued in connection with the acquisition were outstanding as of January 1, 2005. Diluted net income (loss) attributable to common stockholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the year ended December 31, 2005, the pro forma diluted net loss per share presented is equal to the basic net loss per share because the effect of common stock equivalents is anti-dilutive. For the six months ended June 30, 2006, the diluted earnings per share reflects the dilutive effect of outstanding options and warrants and is calculated using the treasury stock method.